Exhibit 4.78

Power of Attorney Re Shareholder’s Rights of

Guangxi Qingse Venture Capital Co., Ltd.

Beijing Zhizheng Music Culture Co., Ltd. (the “Company”), with Unified Social Credit Code: 91110108MA01TUGH9H, holding 100% of the equity interest in Guangxi Qingse Venture Capital Co., Ltd. (“Guangxi Qingse”) as of the date of this Power of Attorney (representing RMB 30,000,000 registered capital of Guangxi Qingse), hereby irrevocably authorizes Tencent Music (Beijing) Co., Ltd. (the “WFOE”) to exercise the following rights with respect to the existing and future equity interests held by the Company itself in Beijing Zhizheng (the “Owned Equity Interest”) during the effective term of this Power of Attorney:

Authorizing WFOE as the sole and exclusive proxy of the Company, to exercise, including without limitation, the following rights on the Company’s behalf with full authority with respect to the Owned Equity Interest: 1) to attend the shareholders’ meetings of Guangxi Qingse, if any; 2) to exercise all shareholder’s rights and shareholder’s voting rights which the Company is entitled with under the laws and the articles of association of Guangxi Qingse, including without limitation, rights to sell, transfer, pledge or otherwise dispose of all or any part of the Owned Equity Interest; and 3) as the Company’s authorized representative, to appoint and elect the legal representative, directors, supervisors, general managers and other senior management of Guangxi Qingse.

WFOE shall be authorized to execute, on the Company’s behalf, any and all agreements to which the Company shall be a party as specified in the Exclusive Option Agreement entered into as of September 8, 2020 by and among the Company, WFOE and Guangxi Qingse, the Equity Interest Pledge Agreement entered into as of September 8, 2020 by and among the Company, WFOE and Guangxi Qingse, and the Loan Agreement entered into as of September 8, 2020 by and between the Company and WFOE with respect to Guangxi Qingse (together with any amendments, revisions or restatements, the “Transaction Documents”), and duly perform the Transaction Documents. The authority granted under this Power of Attorney shall not be limited by the exercise of such right in any way.

Any act conducted or any documents executed by WFOE with respect to the Owned Equity Interest shall be deemed conducted or executed by the Company itself which the Company shall acknowledge.

WFOE shall be entitled to assign the authority to any other individual or entity for conducting the abovementioned matters without the necessity to inform the Company or obtain the Company’s prior consent. WFOE shall appoint a Chinese citizen to exercise the abovementioned rights as required by the PRC laws (if any).

As long as the Company is a shareholder of Guangxi Qingse, this Power of Attorney shall be irrevocable and remain valid and effective from the date of this Power of Attorney.

During the effective term of this Power of Attorney, the Company hereby waives all rights in connection with the Owned Equity Interest that have been granted to WFOE under this Power of Attorney, and will refrain from exercising such rights on its own.

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This Page is the signature page to the Power of Attorney.

Beijing Zhizheng Music Culture Co., Ltd.

/s/ Beijing Zhizheng Music Culture Co., Ltd.

[Partnership Chop is affixed]

September 8, 2020

Accepted by:

Tencent Music (Beijing) Co., Ltd.

/s/ Tencent Music (Beijing) Co., Ltd.

[Company Chop is affixed]

Acknowledged by:

Guangxi Qingse Venture Capital Co., Ltd.

/s/ Guangxi Qingse Venture Capital Co., Ltd.

[Company Chop is affixed]

Signature Page of Power of Attorney Re Shareholder’s Rights of Guangxi Qingse Venture Capital Co., Ltd. between Tencent Music

(Beijing) Co., Ltd. and Beijing Zhizheng Music Culture Co., Ltd.